Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000, TULSA, OK 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM REAFFIRMS $252 MILLION REVOLVING CREDIT FACILITY AND PROVIDES OPERATIONAL UPDATE

Tulsa - (Business Wire) — October 20, 2015 - Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) announced today that, as a result of its lenders’ semi-annual review, the borrowing base under its revolving credit facility has been reaffirmed at $252 million.  There are currently no borrowings under the credit facility.  The Company also provided an operational update for the third quarter of 2015.

Operational Update

During the third quarter of 2015, total Company production averaged 32,609 barrels of oil equivalent (Boe) per day of which approximately 39% was oil, 21% was natural gas liquids (“NGLs”) and the balance was natural gas.  The temporary interruption of production at a Midstates’ well site due to a previously reported incident reduced third quarter production by approximately 650 Boe per day.  Production from the impacted well site was restored in August. Production from the Company’s Mississippian Lime properties averaged 26,358 Boe per day.  Midstates currently estimates operating capital expenditures will be in the range of $55 million to $60 million and anticipates adjusted EBITDA will be near the bottom end of the previously disclosed range of $80 million to $90 million.

The Company’s total operated rig count remains at three rigs, all of which are drilling in the Mississippian Lime. Midstates plans to continue to operate a three rig program in the Mississippian Lime in the near term.  The Company said that its current AFE for wells drilled in the Mississippian Lime is approximately $3.1 million per well and the average drilling cycle time has been reduced from 19 days to 17 days.

Jake Brace, Midstates President and CEO commented, “Our Miss Lime drilling program continued to yield strong results in the third quarter. As a result of drilling efficiencies and our capital cost management initiative, we have surpassed our initial 2015 Miss Lime well cost target and our standard well costs are now $3.1 million.  With our type curve and new well costs, we are generating attractive rates of return in excess of 35%.”

Mr. Brace continued, “We believe we have the liquidity needed to navigate the existing environment and protect our flexibility and optionality until the macro outlook improves.  The reaffirmation of our borrowing base allows us the flexibility to continue to develop our premier position in the Miss Lime, even in the current price and reduced drilling environment.”

Updated Company Presentation

Midstates has posted an updated investor presentation to the Company’s website.

Other Information

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All forward-looking statements involve risks and uncertainties. The occurrence of the events described and the achievement of the expected results depend on many events and assumptions, some or all of which are not predictable or within our control.  Factors that may cause actual results to differ from expected results include, but are not limited to, financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on forward-looking statements. Should one or more of the risks or uncertainties referenced above occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Further, new factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

*********

Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com